Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AVT, Inc.

We consent to the use in the Registration Statement of AVT, Inc. on Form S-8 and related prospectus, of our audit report dated February 25, 2011, relating to the financial statements of AVT, Inc. as of December 31, 2010, and for the years ended December 31, 2010 and 2009.

/s/ Malcolm L. Pollard, Inc.

Malcolm L. Pollard, Inc.
Erie, Pennsylvania